UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: July 26, 2006
(Date of earliest event reported: July 20, 2006)

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1263 Lake Plaza Drive Suite A, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On July 20, 2006, Balele Leisure (Pty) Ltd (“Balele”) entered into a loan agreement with Nedbank Limited (“Nedbank”). Pursuant to this loan agreement, Nedbank will extended temporary financing and available credit to Balele, in the form of a construction loan, for the total amount of 50.0 million Rand, or $7.1 million. The net proceeds from this financing will be used by Balele for the construction of a new casino and hotel in Newcastle, South Africa. Subsequent to the completion of construction, the construction loan will convert to a term loan agreement, payable in monthly installments of 1.1 million Rand, or approximately $0.2 million. The financing bears interest at South Africa’s prime interest rate less 1.5% (which currently equates to 9.5%) and is secured by the pledge of 100% of the total outstanding common stock of Balele.

    This summary of the terms of the loan agreement is qualified in its entirety by the text of the loan agreement, a copy of which is attached to this Form 8-K as exhibit 10.175 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

    The disclosure contained in "Item 1.01 Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

    10.175 Term Loan Agreement between Nedbank Limited and Balele Leisure (Pty) Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: July 26, 2006	By : /s/ Ray Sienko
Ray Sienko
Chief Accounting Officer